Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces the Appointment of New Director

Irvine, Calif., October 7, 2015 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”, “Pacific Premier”, “we”, “us” or “our”), the holding company of Pacific Premier Bank (“Pacific Premier Bank”), announced today the expansion of its Board of Directors to eight members and the appointment of Cora Tellez as an independent director to fill the vacancy created as a result of such expansion. Ms. Tellez founded Sterling Health Services Administration in 2003 and Sterling Self Insurance Administration in 2010, and serves as Chief Executive Officer of both. She has over 35 years of management experience in the healthcare industry. Previously, Ms. Tellez was President of the health plans division of Health Net, Inc., an insurance provider that operated in seven states. She also has served as President of Prudential`s western healthcare operations, Chief Executive Officer of Blue Shield of California, Bay Region, and Regional Manager for Kaiser Permanente of Hawaii.

Steven R. Gardner, President and Chief Executive Officer of Pacific Premier stated, “We are delighted to have Cora bring her skills and experience in healthcare, financial services and executive leadership to our Board. Cora has an accomplished track record of achievement in management and operations, both as an entrepreneur and as an executive with large, established institutions. Cora will add a level of diversity and expertise to our Board that we believe will be extremely beneficial not only to Pacific Premier, its management team, and its stockholders, but also to the communities and other stakeholders we serve.”

Ms. Tellez serves on the boards of HMS Holdings, Inc., (NASDAQ:HMSY), and CorMedix (NYSE:CRMD). For HMS, Ms. Tellez chairs the Nominating and Governance Committee and also serves on the Audit and Compliance Committees. For CorMedix, she chairs the board of directors as well as the Audit Committee. She also serves on several nonprofit organizations such as the Institute for Medical Quality and UC San Diego’s Center for Integrative Medicine.

Past affiliations include serving as a director of Crescent Health Care, Bank of Hawaii, Glendale Federal Bank, Cal Fed Bank, Catellus Development Corporation and First Consulting Group. She has served on numerous non-profit boards, including The S.H. Cowell Foundation, Mills College, Holy Names University, and Philippine International Aid. She helped found Asian Community Mental Health Services and Filipinos for Social Justice.

Ms. Tellez earned her master’s degree in public administration from California State University, Hayward. She is a Phi Beta Kappa graduate of Mills College where she received a BA degree. Ms. Tellez is a distinguished member of her community receiving such honors as the Del Beasley Award for Community Leadership; the Heritage Achievement Award, LAFACE; and the Deborah Award from the Los Angeles Anti-Defamation League. Ms. Tellez was the 28th “Living Example Awardee” for the Bay Area Tumor Institute in 2013, and was also named among the 100 Most Influential Filipino Women in the U.S. in 2007.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest community banks headquartered in Southern California. Pacific Premier Bank is a business bank primarily focused on serving small and middle market business in the counties of Los Angeles, Orange, Riverside, San Bernardino and San Diego, California. Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, residential warehouse and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide. Pacific Premier

Bank serves its customers through its 16 full-service depository branches in Southern California located in the cities of Corona, Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, Riverside, San Bernardino, San Diego, Seal Beach and Tustin.

Notice to Security California Bancorp and Pacific Premier Shareholders

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed acquisition of Security California Bancorp (“Security”) by the Company, a registration statement on Form S-4 will be filed with the U.S. Securities and Exchange Commission (“SEC”) by the Company. The registration statement will contain a joint proxy statement/prospectus to be distributed to the shareholders of Security and the Company in connection with their vote on the acquisition. SHAREHOLDERS OF SECURITY AND THE COMPANY ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The final joint proxy statement/prospectus will be mailed to shareholders of Security and the Company. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by the Company will be available free of charge by (1) accessing the Company’s website at www.ppbi.com under the “Investor Relations” link and then under the heading “SEC Filings,” (2) writing the Company at 17901 Von Karman Avenue, Suite 1200, Irvine, CA 92614, Attention: Investor Relations or (3) writing Security at 3403 Tenth Street, Suite 830, Riverside, CA 92501, Attention: Corporate Secretary.

The directors, executive officers and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies in respect of the proposed acquisition. Information about the directors and executive officers of the Company is included in the proxy statement for its 2015 annual meeting of the Company shareholders, which was filed with the SEC on April 27, 2015. The directors, executive officers and certain other members of management and employees of Security may also be deemed to be participants in the solicitation of proxies in favor of the acquisition from the shareholders of Security. Information about the directors and executive officers of Security will be included in the joint proxy statement/prospectus for the acquisition. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed acquisition when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Pacific Premier Bancorp, Inc. and Pacific Premier Bank
Steve Gardner
President & Chief Executive Officer
(949) 864-8000